Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX REPORTS PHASE 1A SAFETY AND IMMUNOGENICITY RESULTS FOR UNIVERSAL FLU VACCINE

Detailed Phase 1a and 1b Results to be Reported at WHO Meeting in February 2011

BERKELEY, CA – December 7, 2010 – Dynavax Technologies Corporation (Nasdaq: DVAX) today reported safety and immunogenicity data from its Phase 1a clinical trial of N8295, one of two key components of its Universal Flu Vaccine candidate. N8295 is a fusion protein comprised of NP and M2e, two highly conserved influenza antigens covalently linked to Dynavax's proprietary second-generation TLR9 agonist. The trial assessed three dose levels of N8295 in a total study population of 39 subjects. The Phase 1a data showed:

·	All doses were very safe and generally well tolerated;

·	No dose limiting toxicities;

·	Positive antibody responses to M2e; and

·	Positive T-cell mediated responses to NP.

Based on preliminary safety data, Dynavax initiated a Phase 1b study in September 2010 to evaluate the safety of the combination of N8295, the novel component of Dynavax's Universal Flu vaccine candidate, and an investigational H5N1 avian influenza vaccine. Detailed results of the Phase 1a and 1b studies will be reported at the World Health Organization 7th Meeting on Evaluation of Pandemic Influenza Prototype Vaccines in Clinical Trials in Geneva, Switzerland in February 2011.

Dr. J. Tyler Martin, M.D., Dynavax President and Chief Medical Officer, said, “Now that we have completed the safety assessment of the novel component, N8295, we are eager to assess the combination of N8295 with an avian flu vaccine. Those data are expected to improve our understanding of the immunologic properties of our universal flu vaccine candidate in the absence of pre-existing immunity to the H5N1 flu strain in human subjects. These are key achievements in the continued development of Dynavax's Universal Flu Vaccine as they should allow us to design a proof-of-concept study.“

Dynavax's Universal Flu Vaccine is designed to offer protection against divergent influenza strains as well as to increase the efficacy of a conventional influenza vaccine. Preclinical data have confirmed the expected immunogenicity and mechanistic effects of the vaccine candidate's novel components. The production of cytotoxic T-cells by NP and cytotoxic

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antibodies by M2e have been demonstrated in preclinical studies, as has an increase in neutralizing antibodies provided by a co-administered conventional influenza vaccine. A GLP toxicity study demonstrated that this Universal Flu vaccine candidate is well-tolerated.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV(TM), a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including statements related to the anticipated timing and nature of data from clinical trials of our universal flu vaccine candidate and the features of the vaccine. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies with greater numbers of subjects, difficulties or delays in initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving the objectives under our collaborative agreement; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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